Exhibit No. EX-99.e

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

This Amended and Restated Distribution Agreement is made as of December 19, 2003, between The DFA Investment Trust Company (the “Trust”), a Delaware statutory trust, and DFA Securities Inc. (“DFA Securities”), an Illinois corporation.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act’), as an open-end management investment company, and currently offers shares of beneficial interest (“Shares”) in distinct series (the “Series”), which correspond to distinct portfolios; and

WHEREAS, DFA Securities is a member in good standing of the National Association of Securities Dealers, Inc. (the “NASD”) and is registered as a broker-dealer with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended; and

WHEREAS, the Trust desires to retain DFA Securities to serve as principal underwriter in connection with the offering and sale of Shares of the above-referenced Series and of such other series as may hereafter be designated by the Board of Trustees, which Series may have one or more classes of shares; and

WHEREAS, DFA Securities is willing to act as principal underwriter of the Shares of each such Series and class, if any, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties, intending to be legally bound, hereby agree as follows:

(1) The Trust hereby appoints DFA Securities as its agent to be the principal underwriter of the Trust to sell and to arrange for the sale of Shares of the Series on the terms and for the period set forth in this Agreement. DFA Securities hereby accepts such appointment and agrees to act hereunder, and pursuant to the Trust’s Registration Statement filed with the SEC on Form N-1A (the “Registration Statement”) (SEC File No. 811-07436), as amended from time to time, during the term of this Agreement.

(2) Sales of the Shares shall be effected in the manner provided for in the then current Registration Statement of the Trust and in the account registration forms provided by the Trust to DFA Securities.

(3) In carrying out its responsibilities under this Agreement, DFA Securities shall use its best efforts to ensure that persons engaged as Regional Directors and Regional Representatives of DFA Securities comply with applicable Federal and state regulatory requirements regarding the sales of securities, and with applicable provisions of the Rules of Conduct of the NASD.

(4) DFA Securities will utilize its best efforts to encourage and promote the sale of the Shares and, to this end, at its own expense, may prepare and disseminate research and resource material as may be reasonably necessary or desirable to promote the sale of the Shares. Any such material which refers to the Trust shall be approved in writing by an executive officer of the Trust prior to dissemination.

(5) The Trust shall be responsible for, and shall bear the costs of, registration of the Shares under applicable Federal and state securities laws. DFA Securities shall be responsible for, and shall bear the cost of, its own registration as a securities dealer under Federal and state law and of its membership in the NASD and the cost of Registration Statements provided to persons who are not shareholders of the Trust.

(6) DFA Securities may undertake appropriate distribution activities that DFA Securities deems reasonable, which are primarily intended to result in the sale of Shares. Subject to the supervisory authority of the Trustees of the Trust, and on such terms as are authorized by the Trust, DFA Securities may enter into servicing and/or selling agreements with qualified dealers, financial intermediaries or other appropriate third-parties with respect to the offering of Shares.

(7) The rights granted to DFA Securities shall be non-exclusive in that the Trust reserves the right to sell the Shares to investors on applications received and accepted by the Trust. Further, the Trust reserves the right to issue Shares in connection with (a) the merger or consolidation of the assets of, or acquisition by the Trust through purchase or otherwise, with any other investment company, trust or personal holding company; (b) the payment or reinvestment of dividends or distributions; or (c) any offer of exchange permitted by Section 11 of the 1940 Act.

(8) Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the above-written date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Trustees of the Trust who are not “interested persons” (as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board of Trustees.

(9) This Agreement shall terminate automatically in the event of its assignment and may be terminated by either party without penalty upon sixty days’ written notice.

(10) Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other to the party giving notice: if to the Trust, at 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401, and if to DFA Securities, at 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(11) This Agreement shall be construed in accordance with the laws of the State of California and the provisions of the 1940 Act. To the extent that the laws of the State of California conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the Trust and DFA Securities have caused this Amended and Restated Distribution Agreement to be executed by their respective officers thereunto duly authorized, as of the day and year above written.

THE DFA INVESTMENT TRUST COMPANY

By:	/s/ Valerie A. Brown, Vice President

DFA SECURITIES INC.

Dated:	January 6, 1993, as amended and restated December 19, 2003	By:	/s/ Catherine L. Newell, Vice President